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                                   Exhibit 2E


MICHAEL JAMES DIERBERG (Co-Trustee under the living trust of Michael James Dierberg, dated July 24, 1989)

Residence or Business Address:             39 Glen Eagles Drive, St.
                                           Louis, Missouri 63124

Principal Occupation or Employment:        Student

Criminal Proceedings During Last 5 Years:         None

Civil Proceedings During Last 5 Years:            None

Citizenship:                                      U.S.A.